EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-333-168789 on Form S-1 of our report dated March 9, 2010 (November 5, 2010 as to the earnings per share information discussed in Note 24 to the consolidated financial statements), relating to the consolidated financial statements and the consolidated financial statement schedule of Harrah’s Entertainment, Inc., and our report dated March 9, 2010 relating to the effectiveness of internal control over financial reporting of Harrah’s Entertainment, Inc., both reports appearing in the prospectus relating to the exempt exchange offer referred to as the Private Placement and the prospectus relating to the sale of common stock by Harrah’s Entertainment, Inc. (the “Prospectuses”), which are part of this Registration Statement, and to the reference to us under the headings “Summary Historical Consolidated Financial Data of Harrah’s Entertainment, Inc.” and “Experts” in such Prospectuses.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

November 5, 2010